December 3, 1993

EQK Realty Investors I
c/o Compass Retail, Inc.
5775 Peachtree Dunwoody Road
Suite 200-D
Atlanta, GA 30342

Re: Prudential Loan No. 7-501-488 -- $75,688,720 Second Amended and Restated Note dated as of December 16, 1992;
    $3,525,000 Amended and Restated Note dated December 16, 1992 in favor of PNC Bank, National Association, as successor to Provident National Bank

Ladies and Gentlemen:

     You have advised us that you are about to close on the sale of Buildings E and F of the Peachtree Property, as defined under that certain Cash Management and Security Agreement (the 'Cash Management Agreement') dated as of December 15, 1992, by and among you, The Prudential Insurance Company of America ('Prudential') and First Union National Bank of Georgia ('Escrow Agent'). You have advised us further that the Net Sales Proceeds from such sale are expected to be in excess of the Minimum Net Sales Proceeds set forth in Section 8.2 of the Cash Management Agreement. You have requested that Prudential and PNC Bank, National Association, a national banking association ('PNC') permit you to apply such Net Sales Proceeds to prepay in full the Senior Secured Debt. You have further requested that such Net Sales Proceeds be held in the Capital Reserve Account, as defined in the Cash Management Agreement, under and subject to the terms thereof, until such Net Sales Proceeds are used to prepay the Senior Secured Debt on the first permitted prepayment dates under the respective notes constituting the Senior Secured Debt (the 'Prepayment Dates'), with the remainder of such Net Sales Proceeds to remain the Capital Reserve Account.

     The undersigned, by execution of this letter, hereby agree as follows:

     1. All terms used but not defined herein shall have the meanings ascribed to them in the Cash Management Agreement.

     2. All Net Sales Proceeds from the sale of Peachtree Property Buildings E and F shall be deposited in the Capital Reserve Account immediately upon closing, except that EQK shall cause the title company disbursing settlement proceeds shall disburse $50,000.00 to Prudential and $10,000.00 to PNC for service fees with regard to this transaction. PNC and Prudential shall each receive a copy of the Settlement Statement contemporaneously with closing.

     3. All Net Sales Proceeds from the sale shall remain in the Capital Reserve Account and held and disbursed in accordance with the provisions of the Cash Management Agreement; provided, however, that so long as such Net Sales Proceeds are equal to or exceed the amount necessary to prepay the Senior Secured Debt in full, and not in part, on the respective Prepayment Dates, Escrow Agent shall disburse, upon delivery by EQK of a written request and payoff statement to Escrow Agent, with a copy to each of Prudential and PNC, such portion of the Net Sales Proceeds as are necessary to prepay such Senior Secured Debt in full on the Prepayment Dates. No funds necessary to prepay the Senior Secured Debt in full on the Prepayment Date shall be used for any other purpose without the consent of Prudential and PNC.

     If you agree with the foregoing and intend to be legally bound by it, kindly execute the enclosed copy of this letter agreement, whereupon all parties shall be legally bound.

                                          Very truly yours,

                                          THE PRUDENTIAL INSURANCE
                                          COMPANY OF AMERICA

                                          By: __________________________________

                                          PNC BANK, National Association

                                          By: __________________________________
                                                  Assistant Vice President
ACCEPTED AND AGREED:

EQK REALTY INVESTORS I

By: __________________________________

Escrow Agent hereby acknowledges
receipt of a copy of this letter
agreement and agrees to be bound
by the terms hereof:

FIRST UNION NATIONAL BANK
OF GEORGIA

By: __________________________________